Exhibit 3.1
AMENDMENT NO. 3 TO AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
REGENCY ENERGY PARTNERS LP
     This Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP (this “Amendment”), dated as of January 7, 2008, is entered into and effectuated by Regency GP LP, a Delaware limited partnership, as the General Partner, pursuant to authority granted to it in Section 5.6 of the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP, dated as of February 3, 2006, as amended by Amendment No. 1 thereto, dated as of August 15, 2006, and Amendment No. 2 thereto, dated as of September 21, 2006 (as amended, the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
     WHEREAS, Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion; and
     WHEREAS, Section 13.1 of the Partnership Agreement provides that the General Partner, without the approval of any other Partner, may amend any provision of the Partnership Agreement necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement; and
     WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to provide for the issuance of the Class E Common Units (as hereinafter defined) in connection with the consummation of the acquisition by the Partnership and Regency Gas Services LP, a Delaware limited partnership and a wholly owned subsidiary of the Partnership (“Gas Services”), of all outstanding limited liability company interests of FrontStreet Hugoton, LLC, a Delaware limited liability company, pursuant to that certain Contribution Agreement, dated December 10, 2007, among the Partnership, Gas Services, ASC Hugoton LLC, a Delaware limited liability company, FrontStreet EnergyOne LLC, a Delaware limited liability company and, solely for purposes of Section 2.3(g) thereof, Aircraft Services Corporation;
     NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:
     Section 1. Amendment.
     (a) Section 1.1 is hereby amended to add or amend and restate the following definitions:
     (i) “Class E Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to the Class E Common Units in this Agreement. Unless otherwise specifically provided herein or under applicable law, the term “Class E Common Unit” refers to a unit of a series of the class of

Common Units and each Class E Common Unit shall be treated as if it were a Common Unit for all purposes.
     (ii) “Class E Conversion Date” means the first date on which Class E Common Units may be converted into Common Units, as determined pursuant to Section 5.13(b) of the Partnership Agreement.
     (iii) “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation Common Units, Class B Common Units, Class C Common Units, Class E Common Units, Subordinated Units and Incentive Distribution Rights.
     (iv) “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Common Units, Class C Common Units, Class E Common Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.
     (v) “Unit Majority” means, during the Subordination Period, at least a majority of the Outstanding Common Units, Class B Common Units, Class C Common Units and Class E Common Units (excluding Common Units, Class B Common Units, Class C Common Units and Class E Common Units owned by the General Partner and its Affiliates) voting as a class and at least a majority of the Outstanding Subordinated Units voting as a single class and, after the end of the Subordination Period, at least a majority of the Outstanding Units.
     (b) Section 4.8(c) is hereby amended to add the following sentence at the end of such section:
     (i) The transfer of a Common Unit issued upon conversion of a Class E Common Unit shall be subject to restrictions imposed by Section 6.7(e).
     (c) Article V is hereby amended (1) to amend and restate the last sentence of Section 5.12(b)(v) to read in its entirety as follows: “Each reference in the Partnership Agreement to a vote of the holders of Common Units shall be deemed to be a reference to the holders of the Common Units, Class B Common Units, Class C Common Units, and Class E Common Units and (2) to add new Section 5.13 creating a new series of Units to read in its entirety:
     Section 5.13 Establishment of Class E Common Units.
     (a) General. The General Partner hereby designates and creates a series of the class of Common Units to be designated as “Class E Common Units” and consisting of a total of 4,701,034 Class E Common Units, having the same terms and provisions as the Common Units, except as set forth in this Section 5.13:

     (i) Distributions. The Class E Common Units shall not have the right to share in quarterly Partnership distributions from Operating Surplus. In no event shall this be construed as a limitation on distributions from Capital Surplus.
     (ii) Conversion. The Class E Common Units shall be convertible into Common Units as provided in this Section 5.13;
     (iii) Voting Rights. The Class E Common Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Class E Common Unit will be entitled to one vote on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units, Class B Common Units, Class C Common Units and Class E Common Units.
     (iv) Certificates; Registrar and Transfer Agent. The Class E Common Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The General Partner will act as the initial registrar and transfer agent for the Class E Common Units. The certificates evidencing Class E Common Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.
     (b) Conversion of Class E Common Units. Each Class E Common Unit shall be convertible, at the option of the holder thereof, into Common Units on a one-for-one basis anytime from and after February 15, 2008.
     (c) Conversion Procedure. Subject to Section 6.7(e), at any time and from time to time after the Class E Conversion Date, a holder of Class E Common Units may convert all or any part of such Class E Common Units into Common Units by surrendering the certificates evidencing such Class E Common Units for conversion at the office of the Partnership or of any transfer agent for the Class E Common Units. In such case, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to the Person in whose name the surrendered Class E Common Units were registered one or more certificates evidencing Common Units, registered in the name of such Person, for the number of Common Units to which such Person shall be entitled as provided above. Such conversion shall be deemed to have been made as of the date of surrender of the Class E Common Unit certificates pursuant to this Section 5.13(c), and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units on said date.

     (d) Section 6.1(d)(iii) is hereby amended to add a new subsection 6.1(d)(iii)(C), which subsection shall read in its entirety:
     (C) With respect to any taxable period ending upon, or after, the Class E Conversion Date, and after the application of Section 6.1(d)(iii)(A) and (B), all or a portion of the remaining items of Partnership income, gain, loss or deduction for such taxable period shall be allocated 100% to each Partner holding converted Class E Common Units that are Outstanding as of the Class E Conversion Date in the proportion to the number of converted Class E Common Units held by such Partner to the total number of converted Class E Common Units then Outstanding, until each such Partner has been allocated an amount of income, gain, loss or deduction that increases or decreases, as the case may be, the Capital Account maintained with respect to such converted Class E Common Unit to an amount equal to the product of (1) the number of converted Class E Common Units held by such Partner and (2) the Per Unit Capital Amount for a Common Unit.
     (e) Section 6.7 is hereby amended to add a new subsection 6.7(e), which subsection shall read in its entirety:
     (e) The Unitholder holding a Common Unit into which a Class E Common Unit has been converted pursuant to Section 5.13 shall not be issued a Common Unit certificate until such time as the General Partner determines, based on advice of counsel, that such Common Unit should have, as a substantive matter, the same intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(e), the General Partner may take whatever steps are required to provide economic uniformity to the converted Class E Common Units in preparation for a conversion of such Class E Common Units, including the application of Section 6.1(d)(iii)(C); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.
     Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
     Section 3. General Authority. The appropriate officers of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment
     Section 4. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

     IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

REGENCY GP LP

By:	Regency GP LLC,
its General Partner

By:	/s/ Richard D. Moncrief
Richard D. Moncrief
Executive Vice President and Chief Operating Officer
Signature Page to Partnership Agreement Amendment